Ex 10.1

PROMISSORY NOTE

U.S. $3,000,000.00

Dated: As of February 25, 2013,

New York, New York

1.

Obligation and Repayment: For value received, Borrower absolutely and unconditionally promises to pay to the order of the Bank, at the Office, without defense, setoff or counterclaim, the principal amount of Three Million and 00/100 United States Dollars, together with interest and any other sum(s) due and payable as specified below. The principal amount of this Note shall be due and payable in consecutive monthly installments, of which each but the last shall be in the amount of $83,333.33 and the last of which shall be equal to the then unpaid principal balance of this Note. The first such installment shall be due on March 25, 2013. Each subsequent installment shall be due on the corresponding day of each month thereafter (or if such corresponding day is not a Business Day, on the immediately succeeding Business Day). The remaining principal balance shall be due on February 25, 2016, unless due and payable sooner in accordance with the terms of this Note and Rider.

2.

Interest: Subject to paragraph A(2) of the Terms and Conditions, interest shall accrue on the principal amount of this Note outstanding from time to time at the following rate described in the Rider referred to in Paragraph 3 below (the “Loan Rate”). Interest shall be payable in accordance with the attached Rider and at any Payment Date and at any time that any part of the principal or any installment of this Note is paid.

3.

Riders: In the event of any inconsistency between this Note and any Rider(s) to which this Note is subject, the provisions of such Rider(s) shall prevail. This Note is subject to the following Rider, which is part of this Note:

Term Or Installment Rider To Promissory Note Loan(s) Denominated In U.S. Or Other Currency LIBOR-Based Rate

4.		Address and Identification of Borrower:
	Address:	85 Fifth Avenue
New York, NY
Telephone No.: 212-206-8800
Fax No.: 212-206-8814
Tax ID: 13-3156768

5.

Agreement to All Terms and Conditions: This Note is subject to all of the Terms and Conditions set forth below. Each of the undersigned agrees to all of the provisions of this Note, including the Terms and Conditions and any Rider(s).

6.

No Representations or Agreements by the Bank: Each of the undersigned acknowledges that the Bank has made no representation, covenant, commitment or agreement to Borrower except pursuant to any written document executed by the Bank.

7.

No Representation of Nonenforcement: Each of the undersigned acknowledges that no representative or agent of the Bank has represented or indicated that the Bank will not enforce any provision of this Note, including the Terms and Conditions and any Rider(s), in the event of litigation or otherwise.

8.

Waiver of Jury Trial: Borrower waives, and understands that the Bank waives, the right to a jury trial with respect to any dispute arising hereunder or relating to any of the Liabilities; any judicial proceeding with respect to any such dispute shall take place without a jury.

9.

Execution of Promissory Note: Borrower understands that by signing this Note he/she/it is agreeing to all of the terms as contained in this Note and all other Terms and Conditions and Rider(s) attached hereto and made a part hereof.

Print name of Borrower: ARK RESTAURANTS CORP.

(Signature) By	/s/ Michael Weinstein

Print name:	Michael Weinstein

Title or capacity (if signing on behalf of Borrower):		Chairman and CEO

(Signature) By:	/s/ Robert J. Stewart

Print name:	Robert J. Stewart

Title or capacity (if signing on behalf of Borrower):		CFO and Treasurer

TERMS AND CONDITIONS

Definitions are set forth in paragraph N.

A. Calculation and Accrual of Interest: (1) Generally. Interest shall be calculated on a daily basis on outstanding balances at the Applicable Rate, divided by 360, on the actual days elapsed. During any time that the Applicable Rate would exceed the applicable maximum lawful rate of interest, the Applicable Rate shall automatically be reduced to such maximum rate. Any interest payment made in excess of such maximum rate shall be applied as, and deemed to be, in the Bank’s sole discretion, (a) a payment of any of the Liabilities, in such manner as determined by the Bank, or (b) cash collateral to be retained by the Bank to secure repayment of this Note. (2) Increased Rate. Interest shall accrue at the Increased Rate upon and after (a) the occurrence of any Debtor Relief Action, (b) any demand of payment of this Note (if payable on demand) or (c) the occurrence of any Event of Default (if this Note is payable other than on demand). (3) Accrual. To the extent permitted by Law, interest shall accrue at the Applicable Rate on all unpaid Liabilities under this Note, including but not limited to any unpaid interest and any unpaid obligation owed pursuant to paragraph B (Indemnification).

B.

Indemnification: To the extent permitted by Law: (1) Taxes. All payments under this Note shall be made free and clear of, and without deduction for, any Taxes. If Borrower shall be required to deduct any Taxes in respect of any sum payable under this Note, then (a) the sum payable shall be increased so that the Bank shall receive an amount equal to the sum the Bank would have received had no deductions been made, and (b) Borrower shall make such deductions and shall pay the amount deducted to the relevant Governmental Authority. Borrower shall pay to the Bank on demand, and shall indemnify and hold the Bank harmless from, any and all Taxes paid by the Bank and any and all liability (including penalties, interest and expenses) with respect thereto, whether or not such Taxes were correctly or legally asserted. Within 30 days after any Taxes are paid, Borrower shall furnish evidence thereof to the Bank. (2) Regulatory Costs. In the event that in connection with the transaction(s) contemplated by this Note and/or the Bank’s funding of such transaction(s), the Bank is required to incur any Regulatory Costs in order to comply with any Law issued after the date of this Note, then Borrower shall pay to the Bank on demand, and shall indemnify and hold the Bank harmless from, any and all such Regulatory Costs. (3) Costs and Expenses. Borrower shall pay the Bank on demand, and shall indemnify and hold the Bank harmless from, any and all Costs and Expenses. (4) Prepayment Costs. If Borrower makes any payment of Prepaid Principal (voluntarily or not), and if the Applicable Rate with respect to such Prepaid Principal is not a Variable Prime-Based Rate, then Borrower shall pay to the Bank an amount sufficient to compensate the Bank for its Prepayment Costs. Borrower acknowledges that determining the actual amount of Prepayment Costs may be difficult or impossible in any specific instance. Accordingly, Borrower agrees that Prepayment Costs shall be deemed to be the excess, if any, of (i) the product of (A) the Prepaid Principal, times (B) the Applicable Rate divided by 360, times (C) the remaining number of days from the date of the payment to the applicable Payment Date, over (ii) that amount of interest which the Bank determines that the holder of a Treasury Obligation selected by the Bank in the amount (or as close to such amount as feasible) of the Prepaid Principal and having a maturity date on (or as soon after as feasible) the applicable Payment Date would earn if that Treasury Obligation were purchased in the secondary market on the date the Prepaid Principal is paid to the Bank and were held to maturity. Borrower agrees that the determination of Prepayment Costs shall be based on amounts which a holder of a Treasury Obligation could receive under these circumstances, whether or not the Bank actually invests the Prepaid Principal in any Treasury Obligation. (5) Bank Certificate. The Bank’s certificate as to any amounts owing under this paragraph shall be prima facie evidence of Borrower’s obligation.

C.

Set Off: Every Account of Borrower with the Bank shall be subject to a lien and to being set off against the Liabilities. The Bank may at any time at its option and without notice, except as may be required by law, charge and/or appropriate and apply all or any part of any such Account toward the payment of any of the Liabilities.

D.

Events of Default: The remainder of this paragraph D shall not apply if this Note is payable on demand. Each of the following shall be an Event of Default hereunder: (1) Nonpayment. (a) The nonpayment when due of any part of the Liabilities; (b) the prohibition by any Law of payment of any part of any of the Liabilities. (2) Bankruptcy; Adverse Proceedings. (a) The occurrence of any Debtor Relief Action; (b) the appointment of a receiver, trustee, committee, custodian, personal representative or similar official for any Party or for any Material part of any Party’s property if such appointment continues in effect for 60 days without being vacated; (c) any action taken by any Party to authorize or consent to any action set forth in subparagraph D(2)(a) or (b); (d) the rendering against any Party of one or more judgments, orders, decrees and/or arbitration awards (whether for the payment of money or injunctive or other relief) which in the aggregate are Material to such Party, if they continue in effect for 60 days without being vacated, discharged, stayed, satisfied or performed; (e) the issuance or filing of any warrant, process, order of attachment, garnishment or other lien or levy against any Material part of any Party’s property; (f) the commencement of any proceeding under, or the use of any of the provisions of, any Law against any Material part of any Party’s property, including but not limited to any Law (i) relating to the enforcement of judgments or (ii) providing for forfeiture to, or condemnation, appropriation, seizure or taking possession by, or on order of, any Governmental Authority; (g) the forfeiture to, or the condemnation, appropriation, seizure, or taking possession by, or on order of, any Governmental Authority, of any Material part of any Party’s property; (h) any Party being charged with a crime by indictment, information or the like. (3) Noncompliance. (a) Any Default with respect to any Agreement with or to the Bank, which Default the Borrower failed to cure within 30 days after the Bank’s written notice to the Borrower thereof; it being understood that nonpayment Defaults shall not be subject to the 30-day cure period provided in this Section D(3)(a); (b) the giving to the Bank by or on behalf of any Party at any time of any materially incorrect or incomplete representation, warranty, statement or information; (c) without limiting Borrower’s obligation to deliver certain financial statements pursuant to Section 5 of the Letter Agreement dated the date hereof between the Borrower and the Bank, the failure of any Party to furnish to the Bank, copies of its financial statements and such other information respecting its business, properties, condition or operations, financial or otherwise, promptly when, and in such form as, reasonably required or requested by the Bank in writing upon reasonable notice; (d) any Party’s failure or refusal, upon reasonable notice from the Bank, to permit the Bank’s representative(s) to visit such Party’s premises during normal business hours and to examine and make photographs, copies and extracts of such Party’s property and of its books and records; (e) any Party’s concealing, removing or permitting to be concealed or removed, any part of its property with the intent to hinder or defraud any of its creditors; (f) any Party’s making or suffering any Transfer of any of its property, which Transfer is deemed fraudulent under the law of any applicable jurisdiction; (g) the revocation or early termination of any Party’s obligations under any Agreement with or to the Bank (including but not limited to any of the Liabilities), or the validity, binding effect or enforceability of any of such obligations being challenged or questioned, whether or not by the institution of proceedings. (h) the revocation, withdrawal, expiration, reduction or default of or under any related Letter of Undertaking or guarantee, or any agreement to which a Letter of Undertaking or guarantee was issued. (4) Adverse Changes. (a) The occurrence of a Material adverse change in any Party’s financial condition; (b) the death or incompetence (if a person) or the dissolution or liquidation (if a corporation, partnership or other entity) of any Party or such Party’s failure to be and remain in good standing and qualified to do business in each jurisdiction Material to such Party; (c) any Material Default with respect to any Material Agreement other than with or to the Bank, which Material Default the Borrower failed to cure within 30 days after the Bank’s written notice to the Borrower thereof; it being understood that Material nonpayment Defaults shall not be subject to the 30-day cure period provided in this Section D(4)(c); (d) any Default pursuant to which any Person shall have the power to effect an Acceleration of any Material Debt; (e) any Acceleration or demand of payment with respect to any Material Debt; (f) any Party’s becoming insolvent, as defined in the Uniform Commercial Code; (g) the Bank’s believing in good faith that the prospect of payment of any of the Liabilities is impaired; (h) the Material suspension of any Party’s business; (i) any Party’s Material failure to pay any tax when due; (j) the expulsion of any Party from any exchange or self-regulatory organization or any loss, suspension, nonrenewal or invalidity of any Party’s Material license, permit, franchise, patent, copyright, trademark or the like; (k) the occurrence of any event which gives any Person the right to assert a lien, levy or right of forfeiture against any Material part of any Party’s property; (l) Borrower’s failure to give the Bank notice, within 10 Business Days after Borrower had notice or knowledge, of the occurrence of any event which, with the giving of notice and/or lapse of time, would constitute an Event of Default. (5) Business changes. (a) any change in Control of any Party; (b) any merger or consolidation involving any Party; (c) any Party’s sale or other Transfer of substantially all of its property; (d) any bulk sale by any Party not in the ordinary course of busienss; (e) any Material change in the nature or structure of any Party’s business. (6) Exchange Controls. (a) Any Party’s failure to obtain any Exchange Control Permit deemed by the Bank to be necessary or appropriate; (b) the failure to obtain the renewal of any such Exchange Control Permit at least 30 days prior to its expiration.

E.

Remedies: (1) Acceleration at Bank’s Option. Upon any failure to pay this Note in full on demand (if payable on demand) or (if this Note is payable other than on demand) upon the occurrence of any Event of Default other than any Debtor Relief Action, then any and all Liabilities, not then due, shall, at the Bank’s option, become immediately due and payable without notice, which Borrower waives. (2) Automatic Acceleration. Upon the occurrence of any Debtor Relief Action, then, whether or not any of the Liabilities are payable upon demand and notwithstanding paragraph F, any and all Liabilities not then due, shall automatically become immediately due and payable without notice or demand, which Borrower waives. (3) Additional Remedies. Bank shall have all rights and remedies available to it under any applicable Agreement or Law.

F.

Waiver of Protest, etc.: Notice, presentment, protest, notice of dishonor and (except for such of the Liabilities as are payable on demand, but subject to subparagraph E(2)) demand for payment are hereby waived as to all of the Liabilities.

G.

Payment: (1) Manner. Any payment by other than immediately available funds shall be subject to collection. Interest shall continue to accrue until the funds by which payment is made are available to the Bank. If and to the extent any payment of any of the Liabilities is not made when due, the Bank is authorized in its discretion to effect payment by charging any amount so due against any Account of Borrower with the Bank without notice, except as may be required by law, whether or not such charge creates an overdraft. (2) Application. Any payment received by the Bank (including a deemed payment under paragraph A, a set-off under paragraph C or a charge against an Account under this paragraph G) shall be applied to pay any obligation of indemnification (including but not limited to under paragraph B) and to pay any other Liabilities (including interest thereon and the principal thereof) in such order as the Bank shall elect in its discretion. Borrower will continue to be liable for any deficiency. (3) Prepayment. Borrower shall be entitled to pay any outstanding principal amount or installment under this Note on any Business Day prior to the applicable Payment Date without the prior consent of the Bank, provided that (a) any such payment shall be together with payment of all Liabilities then due and all interest accrued on the Prepaid Principal to the date of such payment, and (b) if the Applicable Rate with respect to such Prepaid Principal is not a Variable Prime-Based Rate, any such payment shall be on not less than 5 Business Days’ notice to the Bank and shall be accompanied by any amount required pursuant to subparagraph B(4). Any such payment shall, unless otherwise consented to by the Bank, be applied pro rata to the last outstanding principal amount(s) to become due under this Note in inverse order of maturity. (4) Non-Business Days. If any payment of any of the Liabilities is due on any day that is not a Business Day, it shall be payable on the next Business Day. The additional day(s) shall be included in the computation of interest. (5) Extension at Bank’s Option. The Bank shall have the option, which may be exercised one or more times by notice(s) to Borrower, to extend the date on which any amount is payable hereunder to one or more subsequent date(s) set forth in such notice(s). (6) Late Payment. Without limiting or waiving any rights or remedies of the Bank contained in the Note or under applicable law, and without implying that the Bank has any obligation to declare or to notify the Borrower of the occurrence of any Event of Default, if the Bank has neither declared nor notified the Borrower of the occurrence of an Event of Default, and if any amount of any required payment of principal, interest fees and/or Late Charge (as defined below) under the Note is not paid in full within (7) seven days after the same is due, then in addition to all interest, penalty interest or other fees due to the Bank pursuant to the Note, any rider to the Note or any agreement or document related to this credit facility, the Borrower shall pay the Bank a late fee equal to $14.30 for each day thereafter. Any amount due under this paragraph shall be referred to herein as a “Late Charge”. The Borrower shall pay any and all such Late Charges in addition to all payments of principal, interest and fees (if any) under the Note, provided, however, that during any time that any of the above Late Charges would cause the total interest payable under the Note to exceed the applicable maximum lawful rate of interest, then the sum of (a) all such Late Charges and (b) the amount of interest payable at the Applicable Rate shall automatically be reduced to an amount that shall not exceed the amount of interest payable at such maximum rate.

H.

Parties; Counterparts; No Transfer by Borrower: If Borrower is more than one Person, all of them shall be jointly and severally liable under this Note. This Note and any Rider hereto may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single instrument. The obligations under this Note shall continue in force and shall apply notwithstanding any change in the membership of any partnership executing this Note, whether arising from the death or retirement of one or more partners or the accession of one or more new partners. Without the Bank’s written consent, Borrower shall have no right to make any Transfer of any of the Liabilities; any such purported Transfer shall be void. Subject to the foregoing, the provisions of this Note shall be binding on Borrower’s executors, administrators, successors and assigns.

I.

Bank Transfers: (1) Transferability. Without limiting the Bank’s rights hereunder, the Bank may make a Transfer of all or any part of (a) any obligation of Borrower to the Bank (including but not limited to any of the Liabilities), (b) any obligation of any other Party in connection with any of the Liabilities, (c) any Agreement of any Party in connection with any of the Liabilities, (d) any collateral, mortgage, lien or security interest, however denominated, securing any of the Liabilities, and/or (e) the Bank’s rights and, if any, obligations with respect to any of the foregoing. (2) Extent of Transfer. In the event the Bank shall make any Transfer of any of the foregoing items (“Transferred Items”), then — to the extent provided by the Bank with respect to such Transfer — the Transferee shall have the rights, powers, privileges and remedies of the Bank. The Bank shall thereafter, to the extent of such Transfer, be forever relieved and fully discharged from all liability or responsibility, if any, that it may have to any Person with respect thereto, except for claims, if any, arising prior to or upon such Transfer. The Bank shall retain all its rights and powers with respect to any Transferred Items to the extent that it has not made a Transfer thereof. Without limiting the foregoing, to the extent of any such Transfer, paragraph B (Indemnification) shall apply to any Taxes, Regulatory Costs, Costs and Expenses, and Prepayment Costs of, or incurred by, any Transferee, and paragraphs C (Set-Off) and G(1) (Payment-Manner) shall apply to any Account of Borrower with any Transferee. (3) Disclosures. The Bank is authorized to disclose to any prospective or actual Transferee any information that the Bank may have or acquire about Borrower and any information about any other Person submitted to the Bank by or on behalf of Borrower. (4) Negotiability Defenses Waived. If this Note is not a negotiable instrument, Borrower waives all defenses (except such defenses as may be asserted against a holder in due course of a negotiable instrument) which Borrower may have or acquire against any Transferee who takes this Note, or any complete or partial interest in it, for value, in good faith and without notice that it is overdue or has been dishonored or of any defense against or claim to it on the part of any Person.

J.

No Oral Changes; No Waiver by the Bank; Partial Unenforceability: This Note may not be changed orally. Neither a waiver by the Bank of any of its options, powers or rights in one or more instances, nor any delay on the part of the Bank in exercising any of them, nor any partial or single exercise thereof, shall constitute a waiver thereof in any other instance. Any provision of this Note which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization, without invalidating the remaining provisions of this Note in that or any other jurisdiction and without affecting the validity, enforceability or legality of such provision in any other jurisdiction.

K.

Disputes and Litigation: (1) Governing Law. This Note and the rights and obligations of the Bank and Borrower hereunder shall be governed by the internal laws of the State of New York without giving effect to conflict of laws principles. (2) Jurisdiction, Venue, and Service of Process. Borrower submits to the nonexclusive jurisdiction of the federal and state courts in the State of New York in New York County with respect to any dispute arising hereunder or relating to any of the Liabilities. Service of process may be made on Borrower by personal delivery at, or by mail addressed to, any address to which the Bank is authorized to address notices to Borrower. (3) Waiver of Defenses, Setoffs, Counterclaims and Certain Damages. Borrower waives the right to assert any defense, setoff or counterclaim in any proceeding relating in any way to this Note or any transaction contemplated hereby. The Bank shall not have any liability for negligence, except solely to the extent required by law and not disclaimable, and except for its own gross negligence, willful misconduct or criminal conduct. In any event, the Bank shall not have any liability for any special, consequential or punitive damages. (4) Sovereign Immunity. Borrower irrevocably waives, with respect to itself and its property, any sovereign immunity that it may have or hereafter acquire, including but not limited to immunity from the jurisdiction of any court, from any legal process, from attachment prior to judgment, from attachment in aid of execution, from execution or otherwise.

L.

OFAC and Patriot Act: Borrower shall: Comply with all Anti-Terrorism Laws; immediately to notify the Bank if it obtains knowledge that it or any of its Affiliates has become or been listed as a Restricted Party or has been charged with or has engaged in any violation of any Anti-Terrorism Law; not to receive any funds from a Restricted Party and, in any case, to exclude any funds derived from any Restricted Party or from any person or entity involved in the violation of any Anti-Terrorism Law from being used to pay debt service or any other amounts owing under the Note; not to transfer or permit the transfer of any legal or beneficial ownership interest of any kind in Borrower to a Restricted Party or any person or entity involved in the violation of any Anti-Terrorism Law; not to acquire, directly or indirectly, ownership interest of any kind in any Restricted Party or any person or entity involved in the violation of any Anti-

Terrorism Law, not to form any partnership or joint venture or conduct any business with any Restricted Party or any person or entity involved in the violation of any Anti-Terrorism Law, and not to act, directly or indirectly, as the agent or representative of any Restricted Party or any person or entity involved in the violation of any Anti-Terrorism Law; and to indemnify the Bank for any costs incurred by any of them as a result of any violation of an Anti-Terrorism Law by Borrower.

M.

Notice: Any notice in connection with any of the Liabilities shall be in writing and may be delivered personally or by cable, telex, telecopy or other electronic means of communication, or by certified mail, return receipt requested, addressed (a) to Borrower as set forth herein or to any other address that the Bank believes to be Borrower’s address, and (b) to the Bank at Bank Hapoalim B.M., 1177 Avenue of the Americas, New York, New York 10036, Attention: Legal Department. Any such notice shall be addressed to such other address (es) as may be designated in writing hereafter. All such notices shall be deemed given when delivered personally or electronically or when mailed, except notice of change of address, which shall be deemed to have been given when received.

N.

Definitions: The following definitions apply in this Note: (1) Acceleration: any acceleration of payment or requirement of prepayment of any Debt, or any Debts becoming due and payable prior to stated maturity. (2) Account: (a) the balance of any account of Borrower with any Person, and/or (b) any property in the possession or custody of, or in transit to, any Person, whether for safekeeping, collection, pledge or otherwise, as to which Borrower has any right, power or interest — in each case whether existing now or hereafter, in any jurisdiction worldwide, and whether or not denominated in the same currency as any of the Liabilities. (3) Agreement: any agreement or instrument (including but not limited to this Note), no matter when made, under which any Party is obligated to any Person. (4) Applicable Rate: whichever of the Loan Rate or Increased Rate is the applicable interest rate at any time. (5) Anti-Terrorism Law: any U.S. State or Federal law relating to terrorism, money laundering or any related seizure, forfeiture or confiscation of assets, including: (a) Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism; (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the USA PATRIOT Act), Public Law 107-56; and (c) the Money Laundering Control Act of 1986, Public Law 99-570 (6) Bank: Bank Hapoalim B.M. (7) Borrower: the Person(s) executing this Note at paragraph 10 or any one or more of them. “Borrower” may refer to one or more Persons. (8) Business Day: any day on which both (a) banks are regularly open for business in New York City and (b) the Office is open for ordinary business. In the Bank’s discretion, the Office may be closed on any Saturday, Sunday, legal holiday or other day on which it is lawfully permitted to close. (9) Control: the power, alone or in conjunction with others, directly or indirectly, through voting securities, by contract or otherwise, to direct or cause the direction of a Person’s management and policies. (10) Costs and Expenses: any and all reasonable costs and expenses (including but not limited to attorneys’ fees and disbursements) incurred in connection with the Borrower and/or the Liabilities, including but not limited to those for (a) any action taken, whether or not by litigation, to collect, or to protect rights or interests with respect to, or to preserve any collateral securing, any of the Liabilities, (b) compliance with any legal process or any order or directive of any Governmental Authority with respect to any Party, (c) any litigation or administrative proceeding relating to any Party, and/or (d) any amendment, modification, extension or waiver with respect to any of the Liabilities. (11) Debt: any Party’s obligation of any sort (in whole or in part) for the payment of money to any Person, whether (a) absolute or contingent, (b) secured or unsecured, (c) joint, several or independent, (d) now or hereafter existing, or (e) due or to become due. (12) Debtor Relief Action: the commencement by any Party or (unless dismissed or terminated within 60 days) against any Party of any proceeding under any law of any jurisdiction (domestic or foreign) relating to bankruptcy, reorganization, insolvency, arrangement, composition, receivership, liquidation, dissolution, moratorium or other relief of financially distressed debtors, or the making by any Party of an assignment for the benefit of creditors. (13) Default: any breach, default or event of default under, or any failure to comply with, any provision of any Agreement after giving effect to any applicable notice, grace or cure period. (14) Event of Default: any event set forth in paragraph D. (15) Exchange Control Permit: any permit or license issued by a Governmental Authority outside the United States under which any Party is permitted (a) to incur and pay any of the Liabilities in the United States in any currency(ies) in which denominated or (b) to enter into, incur and/or perform any other obligation or Agreement. (15A) Executive Order: Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism; (16) Governmental Authority: any domestic or foreign, national or local, (a) government, (b) governmental, quasi-governmental or regulatory agency or authority, (c) court or (d) central bank or other monetary authority. (17) Increased Rate: (a) If the Loan Rate is a Variable Prime-Based Rate, the Increased Rate with respect to the entire outstanding principal balance shall be the Loan Rate plus 2% per year. (b) If the Loan Rate is not a Variable Prime-Based Rate, the Increased Rate with respect to any amount of principal or installment shall be (i) the Loan Rate plus 2% per year prior to the applicable Payment Date and (ii) the Prime Rate plus 4% per year on or subsequent to the applicable Payment Date. (18) Law: any treaty, law, regulation, rule, judgment, order, decree, guideline, interpretation or request (whether or not having the force of law) issued by any Governmental Authority. (19) Liabilities: (a) any and all of the Debt evidenced by this Note, and any and all other Debt of Borrower to, or held or to be held by, the Bank in any jurisdiction worldwide for its own account or as agent for another or others, whether created directly or acquired by Transfer or otherwise, and (b) any and all obligations of any other Party with respect to any of such Debt. (20) Loan Rate: the interest rate determined under paragraph 2. (21) Material: material to the business or financial condition of any Party on a consolidated or consolidating basis. (22) Office: the Bank’s office at 1177 Avenue of the Americas, New York, New York 10036, or such other place as the Bank may specify by notice. (23) Party: (a) borrower; (b) any maker, co-maker or endorser of any Agreement evidencing-, or any guarantor, surety, accommodation party or indemnitor with respect to-, or any Person that provides any collateral as security for-, or any Person that issues a subordination, comfort letter, standby letter of credit, repurchase agreement, put agreement, option, other Agreement or other credit support with respect to-, any of the Liabilities; (c) if any Party is a partnership or joint venture, any general partner or joint venturer in such Party; and (d) any Person (i) that is under the Control of any Party and (ii) whose business or financial condition is Material to such Party. (24) Payment Date: any Business Day on which any part of the principal or any installment of this Note becomes due and payable under paragraph 1 (and not on account of an Acceleration). (25) Person: any person, partnership, joint venture, company, corporation, unincorporated organization or association, trust, estate, Governmental Authority, or any other entity. (26) Prepaid Principal: any amount of principal or any installment of this Note which Borrower pays prior to the applicable Payment Date for such amount. (27) Prepayment Costs: all losses, costs and expenses incurred as a result of receiving Prepaid Principal and of reinvesting it at rate(s) which may be less than the Applicable Rate for such Prepaid Principal. (28) Prime Rate: the Bank’s New York Branches’ stated Prime Rate as reflected in its books and records as such Prime Rate may change from time to time. The Bank’s determination of its Prime Rate shall be conclusive and final. The Prime Rate is a reference rate and not necessarily the lowest interest rate charged by the Bank. (29) Regulatory Costs: any and all costs and expenses of complying with any Law, including but not limited to with respect to (a) any reserves or special deposits maintained for or with, or pledges to, or assessments, insurance premiums or special charges paid to, any Governmental Authority, or (b) any capital, capital equivalency ledger account, ratio of assets to liabilities, risk-based capital assessment or any other capital substitute, risk-based or otherwise. (30) Restricted Party: (a) any individual or entity: listed in the Annex to the Executive Order or is otherwise subject to the provisions of the Executive Order; (b) listed on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control (OFAC) of the United States Department of the Treasury, as updated or amended from time to time, or any similar list issued by OFAC; or (c) whose property has been blocked, or is subject to seizure, forfeiture or confiscation, by any order relating to terrorism or money laundering issued by the President, Attorney General, Secretary of State, Secretary of Defense, Secretary of the Treasury or any other U.S. State or Federal governmental official or entity. (31)Taxes: any and all present and future taxes, levies, imposts, deductions, charges and withholdings in any jurisdiction worldwide, and all liabilities with respect thereto, which are imposed with respect to this Note or to any amount payable under this Note, excluding taxes determined on the basis of the income of a Person or of any of its offices. (32) Transfer: any negotiation, assignment, participation, conveyance, grant of a security interest, lease, delegation, or any other direct or indirect transfer of a complete or partial, legal, beneficial, economic or other interest or obligation. (33) Transferee: any Person to whom a Transfer is made. (34) Transferred Items: items defined in paragraph I. (35) Treasury Obligation: a note, bill or bond issued by the United States Treasury Department as a full faith and credit general obligation of the United States. (36) Variable Prime-Based Rate: any Applicable Rate which is determined based on the Prime Rate. Any such rate shall change automatically when and as the Prime Rate changes.

TERM OR INSTALLMENT LOAN RIDER TO PROMISSORY NOTE
LOAN(S) DENOMINATED IN U.S. OR OTHER CURRENCY
LIBOR-BASED RATE

This Rider is referred to in paragraph 3 of, and constitutes a part of, a note in the amount of $3,000,000.00 from Borrower to the Bank dated as of February 25, 2013.

Specific Terms

(a) Margin: 3.00% per year

(b) Interest Period: as agreed from time to time

Borrower agrees to the above Specific Terms and to all of the Terms and Conditions set forth below.

Print Borrower’s Name: ARK RESTAURANTS CORP.

(Signature) By:	/s/ Michael Weinstein	(Signature) By:	/s/ Robert J. Stewart

Print Name:	Michael Weinstein	Print Name:	Robert J. Stewart

Print Title:	Chairman and CEO	Print Title:	CFO and Treasurer

Terms and Conditions

Certain capitalized terms are defined in paragraph 3.

1.	Payment of Principal and Interest. Subject to the other provisions of the Note:

(a)

Obligation, Time and Manner of Payment. Subject to the other provisions of the Note and this Rider, the Outstanding Principal Amount shall be due and payable at the applicable Payment Date. Unless specified otherwise in the Note or in a Rider thereto, every payment to be made by or on behalf of the Borrower under the Note shall be made in U.S. Dollars, and the designation of U.S. Dollars as the currency of payment is of the essence. Every payment or delivery under the Note by or on behalf of Borrower of any money denominated in any Currency shall be made at the Office and/or to such account or accounts as the Bank may designate from time to time by notice to Borrower, in immediately available funds in U.S. Dollars, without set off, counterclaim, withholding or deduction of any kind whatsoever. Except as otherwise provided herein, any payment due under the Note on a day that is not a Business Day shall be payable on the next succeeding Business Day.

(b)

Loan Rate. Interest on any Outstanding Principal Amount shall accrue at the LIBOR-Based Rate; provided, however, that if the Bank determines (i) that by the Determination Time (A) by reason of circumstances affecting the London Interbank Market generally, adequate and fair means do not exist for ascertaining an applicable LIBOR rate or it is impractical for the Bank to fund or continue to fund the Outstanding Principal Amount during the applicable Interest Period, or (B) quotes for funds in the relevant Currency in sufficient amounts comparable to the relevant Outstanding Principal Amount and for the duration of the applicable Interest Period would not be available to the Bank in the London Interbank Market, or (C) quotes for funds in the relevant Currency in the London Interbank Market will not accurately reflect the cost to the Bank of making a Loan or of funding the relevant Outstanding Principal Amount during the applicable Interest Period, or (ii) that at any time the making or funding of loans, or charging of interest at rates, based on LIBOR shall be unlawful or unenforceable for any reason, then as long as such circumstance(s) shall continue, interest on the relevant Outstanding Principal Amount shall accrue at the Alternate Rate.

(c)

Payment and Calculation of Interest. Interest shall be payable (i) at each Payment Date or (whenever the Applicable Rate is a Variable Prime-Based Rate) monthly, (ii) at the Due Date and (iii) at any time that any Outstanding Principal Amount or part thereof is paid. Interest shall be calculated as set forth in the Note.

2.

Bank’s Conclusive Determinations and Schedule. The Bank’s determination with respect to any matter hereunder shall be conclusive, final and binding on Borrower, absent manifest error. The Bank shall from time to time record the date and amount of each Loan, the Applicable Rate, each date on which any part of principal, interest or any other amount shall be due and payable, and the amount and date of each payment of principal, interest or any other amount, on a schedule, which in the Bank’s discretion may be computer-generated and/or may be taken from the Bank’s general books and records, and which schedule is incorporated in, and is a part of, the Note and this Rider (the “Schedule”). The Schedule shall be conclusive, final and binding upon Borrower, absent manifest error, provided, however, that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of Borrower to pay all amounts owed to the Bank under the Note. Without limiting the foregoing, Borrower acknowledges that the Interest Period and the Applicable Rate with respect to any Outstanding Principal Amount are subject to the Bank’s consent ordinarily negotiated between Borrower and the Bank by telephone, and Borrower agrees that in the event of any dispute as to any of the terms of any Loan, the determination of the Bank and its respective entry with respect thereto on its books and records and/or on the Schedule shall be conclusive, final and binding on Borrower, absent manifest error.

3.

Definitions. Each capitalized term not defined herein shall have the meaning ascribed thereto in the Note. The following definitions apply in this Rider and in the Note, and shall prevail over any different definitions in the Note.

	(a)	Alternate Rate: an annual Variable Prime-Based Rate equal to the Prime Rate plus the Margin.

	(b)	Applicable Rate: whichever of the Loan Rate or Increased Rate (as defined in the Note) is the applicable interest rate at any time with respect to any Outstanding Principal Amount.

(c)

Currency: money denominated in the lawful currency of any country (including but not limited to the lawful currency of the United States) or any unit of account or single or unified currency of the European Community.

	(d)	Determination Time: 12:00 noon (or any later time determined by the Bank in its sole discretion), New York City time, of a Working Day that is three Working Days prior to the date of the Loan.

	(e)	Due Date: the date set forth in paragraph 1 of the Note or, if the Bank has extended such date pursuant to paragraph G(5) of the Note or by an agreement with Borrower, such extended date.

(f)

Interest Period: any term of 1 day, 1 week, 1 to 3, 6 or 12 months, or such other term as may be acceptable to the Bank in its discretion, as set forth above under Specific Terms or if not so set forth, as selected or agreed to by the Bank in its discretion. If, by Determination Time, should the Borrower not have requested a term for the next ensuing Interest Period, the Borrower shall be deemed to have requested the next Interest Period to be the same as the Interest Period about to end. A term shall not be considered an “Interest Period” during any period that the Applicable Rate is a Variable Prime-Based Rate. Each Interest Period shall commence immediately at the end of the preceding Interest Period, if any. If there had been no immediately preceding Interest Period with respect to any Outstanding Principal Amount, the Interest Period shall commence on the first Business Day on which (i) such amount shall be outstanding and (ii) the Applicable Rate is not a Variable Prime-Based Rate. If any Interest Period would otherwise come to an end on a day that is not a Working Day, its termination shall be postponed to the next day that is a Working Day unless it would thereby terminate in the next calendar month. In such case, such Interest Period shall terminate on the immediately preceding Working Day.

(g)

LIBOR for each Interest Period: the rate per annum (carried out to the fifth decimal) equal to the rate determined by the Bank to be the offered rate on a page or service (whether provided by Bridge Telerate, Reuters, Bloomberg or any other service) that displays an average British Bankers Association Interest Settlement Rate for deposits in the applicable Currency (for delivery on the first Working Day of such

Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Working Days prior to the first Working Day of such Interest Period. At the Borrower’s request, the Bank will provide the Borrower with identifying information with respect to the page or service so used by the Bank. If the Bank determines that the rate referenced in the first sentence of this paragraph is not available, then “LIBOR” will mean, as applicable to any Interest Period, the rate determined (i) on the basis of the offered rates for deposits in the applicable Currency with a term equivalent to such Interest Period, which are offered by four major banks selected by the Bank in the London interbank market at approximately 11:00 a.m. London time, on the Working Day that is two (2) Working Days prior to the first Working Day of such Interest Period; or (ii) by applying such other recognized source of London Eurocurrency deposit rates as the Bank may determine from time to time. If the Bank determines in its sole discretion that LIBOR cannot be determined or does not represent its effective cost of maintaining a Loan, then interest shall accrue at the effective cost to the Bank to maintain the Loan (as determined by the Bank in its sole discretion).

(h)	LIBOR-Based Rate: an annual rate equal to LIBOR plus the Margin, as determined by the Bank.

(i)

Loan: (i) any loan advanced by the Bank to Borrower under the Note, (ii) any rollover by the Bank of any such loan that is otherwise due and payable, or (iii) any conversion of the Applicable Rate for any Outstanding Principal Amount from a rate that is a Variable Prime-Based Rate to one that is not, or vice versa.

(j)	Loan Rate: the interest rate determined under subparagraph 1(b).

(k)	Margin: as set forth under Specific Terms or, if not so set forth, 2% per year.

(l)	Note: the note of which this Rider is a part (including any and all riders and amendments to the Note).

(m)	Outstanding Principal Amount: the outstanding principal amount of each Loan.

(n)	Payment Date: the last Business Day of the applicable Interest Period or, if the applicable Loan Rate is a Variable Prime-Based Rate, the Due Date.

(o)	Working Day: a Business Day on which banks are regularly open for business in London.